Exhibit 99.1

MONTANA REFINING COMPANY, INC. and GREAT DIVIDE PIPELINE CORPORATION

Combined Financial Statements

For the year ended December 31, 2011

And

For the nine months ended September 30, 2012 and 2011 (unaudited)

Independent Auditor’s Report

To the Board of Directors of Montana Refining Company, Inc. and Great Divide Pipeline Corporation (wholly-owned subsidiaries of Connacher Oil & Gas Limited), hereafter referred to as MRC:

We have audited the accompanying combined balance sheet of MRC as at December 31, 2011 and the related combined statements of operations and comprehensive income, changes in shareholder’s equity and cash flow for the year then ended. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the combined financial position of MRC as at December 31, 2011 and the combined results of its operations and its cash flow for year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying combined financial statements have been prepared from the separate records maintained by MRC and may not necessarily be indicative of the conditions that would have existed or the results of operations if MRC had been operated as an unaffiliated company. Portions of certain income and expenses represent allocations made from the ultimate parent, Connacher Oil & Gas Limited, which were applicable to the company as a whole.

/s/ Deloitte & Touche LLP

Calgary, Canada

November 14, 2012

Combined Balance Sheets

United States dollar in thousands

As at	Notes	September 30, 2012	December 31, 2011
		(unaudited)
ASSETS
CURRENT ASSETS
Cash		$17,228	$18,293
Accounts receivable	3	29,325	17,452
Inventories	4	42,652	47,084
Other current assets	5	25,785	8,964

		114,990	91,793

Other non-current assets	2.6	888	2,030
Property, plant and equipment, net	6	95,602	89,087

		$211,480	$182,910

LIABILITIES AND SHAREHOLDER’S EQUITY
CURRENT LIABILITIES
Accounts payable	7	$15,756	$30,645
Due to related parties	12	—	16,484
Taxes payable		11,257	944

		27,013	48,073
NON–CURRENT LIABILITIES
Retirement benefit obligation	9	557	1,082
Due to related parties	12	—	61,250
Deferred income taxes	10	23,216	21,110

		50,786	131,515

CONTINGENCIES AND COMMITMENTS	13
SUBSEQUENT EVENT	14

SHAREHOLDER’S EQUITY
Common stock, unlimited shares authorized (173 shares and 100 shares, issued and outstanding as at September 30, 2012 and December 31, 2011, respectively)		$84,932	—
Additional paid-in capital		21,849	21,782
Accumulated other comprehensive loss		(912)	(964)
Retained earnings		54,825	30,577

		160,694	51,395

		$211,480	$182,910

The accompanying notes to the combined financial statements are an integral part of these statements.

Combined Statements of Operations and Comprehensive Income

United States dollar in thousands

	Notes	Nine months ended September 30, 2012	Nine months ended September 30, 2011	Year ended December 31, 2011
		(unaudited)	(unaudited)
INCOME
Revenue		$347,338	$341,989	$446,799
Interest and other income		156	93	140

		347,494	342,082	446,939
EXPENSES
Costs of products sold (excluding depreciation shown within Operating)		259,925	275,316	362,995
Operating		30,210	28,507	38,903
Transportation and handling		6,029	10,612	12,474
General and administrative		5,776	3,308	4,426
Interest expense on due to related party loan account	12	5,284	7,328	8,773
Foreign exchange loss (gain)		(150)	738	670

		307,074	325,809	428,241

EARNINGS BEFORE INCOME TAX		40,420	16,273	18,698
Current income tax provision	10	(14,066)	—	(1,045)
Deferred income tax provision	10	(2,106)	(6,313)	(9,252)

Income tax provision	10	(16,172)	(6,313)	(10,297)

NET EARNINGS		24,248	9,960	8,401

OTHER COMPREHENSIVE INCOME (LOSS) NET OF TAX
Items recognized in other comprehensive income (loss):
Retirement benefit obligation	9	72	—	(1,185)
Applicable deferred income taxes	10	(20)	—	462

OTHER COMPREHENSIVE INCOME (LOSS)		52	—	(723)

TOTAL COMPREHENSIVE INCOME		$24,300	$9,960	$7,678

The accompanying notes to the combined financial statements are an integral part of these statements.

Combined Statements Of Changes In Shareholder’s Equity

United States dollar in thousands

	Nine months ended September 30, 2012	Nine months ended September 30, 2011	Year ended December 31, 2011
	(unaudited)	(unaudited)
Common Stock
Balance, beginning of period	$—	$—	$—
Transfer of due to related parties	84,932	—	—

Balance, end of period	$84,932	$—	$—

Additional Paid-in Capital
Balance, beginning of period	$21,782	$21,488	$21,488
Stock-based compensation	67	256	294

Balance, end of period	$21,849	$21,744	$21,782

Retained Earnings
Balance, beginning of period	$30,577	$22,176	$22,176
Net earnings	24,248	9,960	8,401

Balance, end of period	$54,825	$32,136	$30,577

Accumulated Other Comprehensive Loss
Balance, beginning of period	$(964)	$(241)	$(241)
Other comprehensive income (loss)	52	—	(723)

Balance, end of period	$(912)	$(241)	$(964)

Total	$160,694	$53,639	$51,395

The accompanying notes to the combined financial statements are an integral part of these statements.

Combined Statements of Cash Flow

United States dollar in thousands

	Nine months ended September 30, 2012	Nine months ended September 30, 2011	Year ended December 31, 2011
	(unaudited)	(unaudited)
OPERATING
Net earnings	$24,248	$9,960	$8,401
Adjustments for:
Share–based compensation	67	256	294
Depreciation and amortization	7,513	6,988	9,386
Defined benefit plan expense	979	450	669
Deferred income tax provision	2,106	6,313	9,252
Defined benefit plan contributions	(1,500)	—	(513)
Changes in working capital items
Accounts receivable	(11,873)	(11,927)	(2,682)
Inventories	4,432	11,368	4,109
Other assets	(16,821)	(6,384)	(4,595)
Accounts payable	(14,889)	11,385	10,674
Due to related party – inter-company account	(16,484)	(427)	13,949
Taxes payable	10,313	297	1,846

Net cash provided by (used in) operating activities	(11,909)	28,279	50,790

INVESTING
Expenditures on property, plant and equipment	(12,838)	(13,174)	(18,847)

Net cash used in investing activities	(12,838)	(13,174)	(18,847)

FINANCING
Proceeds from borrowings – related party loan account	52,482	35,000	35,000
Repayment of borrowings – related party loan account	(28,800)	(45,750)	(62,750)

Net cash provided by (used in) financing activities	23,682	(10,750)	(27,750)

NET INCREASE (DECREASE) IN CASH	(1,065)	4,355	4,193
CASH, BEGINNING OF PERIOD	18,293	14,100	14,100

CASH, END OF PERIOD	$17,228	$18,455	$18,293

OTHER CASH FLOW INFORMATION
Interest paid	$5,026	$7,630	$9,658
Taxes paid	$3,753	$856	$—

NON-CASH INVESTING ACTIVITIES
Change in non-cash working capital related to property, plant and equipment	$1,666	$78	$517
Non-cash working capital related to property, plant and equipment, end of period	$2,261	$—	$595

The accompanying notes to the combined financial statements are an integral part of these statements.

Notes to the combined financial statements

For the nine months ended September 30, 2012 and 2011 (unaudited)

For the year ended December 31, 2011

All tabular amounts expressed in United States dollar in thousands unless indicated otherwise

1. Organization and Basis of Presentation

Montana Refining Company, Inc. (“MRCI”) is engaged in refining of primarily crude oil to produce and market gasoline, jet fuel, diesel fuels, asphalt and ancillary products. Great Divide Pipeline Corporation (“GDPC”) is an inactive sister company. The companies are wholly owned subsidiaries of Great Divide Holding Company (“GDHC”) which is a holding company and is wholly owned by Connacher Oil and Gas Limited (the “Parent” or “Connacher”), a Calgary-based Canadian crude oil and natural gas company.

These financial statements are the combined statements of MRCI and GDPC (the “Company” or the “Refinery”).

The Company is subject to a number of seasonal factors. The Company’s primary asphalt market is paving for road construction, which is predominantly a summer demand. During the winter, most of the Company’s asphalt production is stored in tankage for sale in the subsequent summer. Seasonal factors also affect the prices of gasoline, which has a higher demand in summer months. The demand for diesel and jet fuels remains fairly consistent throughout the year. As a result, inventory levels, inventory values, sales volumes and prices can be expected to fluctuate on a seasonal basis.

2. Summary of Significant Accounting Policies

2.1 Basis of preparation

For the year ended December 31, 2011

The financial statements for the year ended December 31, 2011 have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). These financial statements have been prepared on a historical cost basis. The financial statements are presented in United States dollars, which is the functional currency of the Company.

For the interim period of nine months ended September 30, 2012 and 2011

The unaudited financial information of the Company as at September 30, 2012 and for nine months ended September 30, 2012 and 2011 included herein has been prepared without audit. Certain information and disclosures normally included in the financial statements prepared in accordance with U.S. GAAP, have been condensed or omitted, although the Company believes that the following disclosures are adequate to make the information presented not misleading. These unaudited financial information reflect all adjustments that, in the opinion of management, are necessary to present fairly the results of operations for the interim periods presented. All adjustments are of a normal nature, unless otherwise disclosed. The results of operations for the interim period of nine months ended September 30, 2012 and 2011 are not necessarily indicative of the results that may be expected for the year ending December 31, 2012.

The accounting policies used in these interim unaudited combined financial statements were the same as those that applied to the financial statements as at and for the year ended December 31, 2011.

2.4 Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The significant estimates and assumptions were the expected volatility and lives of the share options, allocation of costs from the Parent, and the useful lives of property, plant and equipment.

2.3 Accounts receivable

Accounts receivable are due from a diverse customer base including wholesale department stores, railroads, airlines, and the federal government and is stated net of an allowance for uncollectible accounts as determined by historical experience and adjusted for economic uncertainties or known trends. Credit is extended based on an evaluation of the customer’s financial condition. Accounts receivable are generally due within 30 to 45 days from date of invoice. The Company makes estimates regarding the future ability of its customers to make required payments based on historical experience, the age of the accounts receivable balances, credit quality of the Company’s customers, current economic conditions, expected future trends and other factors that may affect customers’ ability to pay. The Company has no allowance for doubtful accounts for periods presented herein.

2.4 Inventories

Inventories are stated at the lower of cost or market value. Cost comprises direct purchase price, costs of production and other indirect costs and is determined using the weighted average cost method. The Company determines market value inventory adjustments by evaluating crude oil and other raw material inventories on an aggregate basis by geographic region.

2.5 Property, plant and equipment (“PP&E”)

PP&E is stated at cost and is depreciated and amortized using the straight–line method, based on the estimated useful lives of assets as follows:

•	Building and improvements – 5 – 10 years

•	Plant, machinery and equipment – 5 – 16 years

•	Furniture and fixtures – 3 – 5 years

•	Land and capital work-in-progress are not depreciated or amortized

2.6 Other non-current assets

The Refinery process units require periodic maintenance and repairs that are commonly referred to as “turnarounds.” The required frequency of the maintenance is generally every three years. Turnaround costs are capitalized as incurred as non-current other assets and are depreciated using the straight-line method over three years. As at September 30, 2012 and December 31, 2011, the turnaround costs were $0.9 million and $2.0 million, respectively, after accumulated depreciation of $4.8 million and $3.7 million, respectively.

2.7 Impairment of long-lived assets

The Company periodically evaluates the carrying value of long-lived assets to be held and used, when events or circumstances warrant such a review. The carrying value of a long-lived asset to be held and used is considered impaired when the anticipated separately identifiable undiscounted cash flows from such an asset are less than the carrying value of the asset. In such an event, a write-down of the asset would be recorded through a charge to operations, based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using anticipated cash flows assumed by a market participant discounted at a rate commensurate with the risk involved. Long-lived assets to be disposed of other than by sale are considered held and used until disposal.

2.8 Income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized to reflect temporary differences between the basis of assets and liabilities for financial reporting purposes and income tax purposes. Generally, deferred tax assets represent future income tax reductions while deferred tax liabilities represent income taxes that the Company expects to pay in the future. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The ultimate realization of the Company’s deferred tax assets depends upon generating sufficient future taxable income during the periods in which the temporary differences become deductible or before any net operating loss and tax credit carryforwards expire. If recovery of deferred tax assets is not likely, the Company’s provision for taxes is increased by recording a valuation allowance against the deferred tax assets that management estimates will not ultimately be recoverable. As changes occur in management’s assessments regarding the Company’s ability to recover its deferred tax assets, the tax provision is increased in any period in which the Company determines that the recovery is not more likely than not. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company recognizes the benefit of a tax position if that position will more likely than not be sustained in an audit, based on the technical merits of the position. If the tax position meets the more likely than not recognition threshold, the tax effect is recognized at the largest amount of the benefit that has greater than a fifty percent likelihood of being realized upon ultimate settlement. Liabilities created for unrecognized tax benefits are presented as a separate liability and are not combined with deferred tax liabilities or assets.

2.9 Employee benefits

Employee retirement plans

The Company maintains a funded defined benefit pension plan and defined contribution savings plans.

Pension plan expenses and liabilities are determined on an actuarial basis and are affected by the market value of plan assets, estimates of the expected return on plan assets, assumed discount rates, future compensation increases and demographic data. Changes in actuarial assumptions are primarily influenced by factors outside of the company’s control and can have a significant effect on pension liabilities and costs. Actuarial gains and losses are initially recorded in other comprehensive income (loss) and subsequently, recognized in statement of operations using corridor method. Under corridor method, actuarial gain and losses in excess of 10% of, the present value of the benefit obligation or fair value of plan assets whichever is higher, are amortized over service life of employees

For defined contribution saving plans, the cost is the amount of employer contributions payable for the period.

See note 9 for more details.

Share–based compensation plans

The Parent maintains a stock option plan under which stock options are issued to the employees and officers of the Company. Share–based compensation is initially recognized over the vesting period at the fair value on the date of grant with a corresponding increase to additional paid-in capital. Fair value on the date of grant is estimated using a Black–Scholes option-pricing model. The Company recognizes the fair value of share-based awards using the graded vesting method.

2.10 Asset retirement obligations

Asset retirement obligations are recognized for the future abandonment and reclamation of refining properties at the end of their economic lives. The estimated cost is recognized in net earnings (loss) over the life of the refining properties. Changes in the estimates of costs to be incurred, will therefore affect net earnings (loss), generally over the remaining economic life of the refinery.

Estimates of the amounts of asset retirement obligations recognized are based on current legal and constructive requirements, technology and price levels. Because actual outflows can differ from estimates due to changes in laws, regulations, public expectations, technology, industry standards, prices and conditions, and can take place many years in the future, the carrying amounts of such provisions are regularly reviewed and adjusted to take account of such changes. The interest rate used to discount the cash flows is reviewed at each reporting period.

The Company has not recorded an asset retirement obligation as of September 30, 2012 or December 31, 2011 because such potential obligations cannot be measured since it is not possible to estimate the settlement dates.

2.11 Foreign currency

Transactions denominated in foreign currencies are translated to the respective functional currencies at monthly average exchange rates. Monetary assets and liabilities denominated in foreign currencies at the reporting date are translated to the functional currency at the exchange rate prevailing on the reporting date. Foreign exchange gains and losses resulting from the translation and settlement are recognized in net earnings (loss).

2.12 Revenue recognition

Revenues for products sold are recorded upon delivery of the products to customers, which is the point at which title is transferred and the customer has assumed the risk of loss, and when payment has been received or collection is reasonably assured. Transportation, shipping, and handling costs incurred are reported separately on the statement of operations. Excise and other taxes collected from customers and remitted to governmental authorities are not included in revenues.

2.13 Cost classifications

Cost of products sold includes cost of crude oil, other feedstocks, blendstocks, the costs of purchased refined products, and cost of fuel, lubricants and chemicals.

Operating expenses include direct costs of labor, maintenance materials and services, natural gas, utilities, insurance expense, property taxes, depreciation and amortization and other direct operating expenses.

2.14 New accounting pronouncements issued but not effective

The accounting provisions covering the presentation of comprehensive income were amended to allow an entity the option to present the total of comprehensive income (loss), the components of net income (loss), and the components of other comprehensive income (loss) either in a single continuous statement or in two separate but consecutive statements. These provisions are effective for the first interim or annual period beginning after December 15, 2011, and are to be applied retrospectively, with early adoption permitted. The adoption of this guidance effective January 1, 2012 did not affect the Company’s financial position or results of operations because these requirements only affect disclosures.

The accounting provisions covering fair value measurements and disclosures were amended to clarify the application of existing fair value measurement requirements and to change certain fair value measurement and disclosure requirements. Amendments that change measurement and disclosure requirements relate to (i) fair value measurement of financial instruments that are managed within a portfolio, (ii) application of premiums and discounts in a fair value measurement, and (iii) additional disclosures about fair value measurements categorized within Level 3 of the fair value hierarchy. These provisions are effective for the first interim or annual period beginning after December 15, 2011. The adoption of this guidance effective January 1, 2012 did not affect the Company’s financial position or results of operations, and did not result in additional disclosures.

3. Accounts Receivable

As at	September 30, 2012	December 31, 2011
Trade receivables	$29,052	$17,244
Accrued revenue	267	205
Other receivables	6	3

	$29,325	$17,452

4. Inventories

As at	September 30, 2012	December 31, 2011
Finished products	$25,532	$31,009
Input materials:
Crude oil, feedstocks and unfinished products	11,745	9,726
Chemicals and supplies	5,375	6,349

	$42,652	$47,084

The company recorded a write–down totaling $2.7 million in the nine months ended September 2012 (year ended December 31, 2011 and nine months ended September 30, 2011 - $0.0 million). The write-down is included in “costs of products sold”. Inventory is written down for instances when cost exceeds estimated market value upon changes in commodity prices.

5. Other Current Assets

As at	September 30, 2012	December 31, 2011
Prepayments	$25,299	$7,242
Deposits	205	120
Excise tax refundable	281	1,602

	$25,785	$8,964

6. Property, Plant and Equipment

	Land	Building & Improvements	Plant, Machinery & Equipment	Furniture and Fixtures	Capital Work-in- Progress	Total
September 30, 2012
Costs	$1,983	$4,056	$120,272	$1,927	$10,373	$138,611
Accumulated depreciation	—	(1,772)	(39,672)	(1,565)	—	(43,009)

Balance	$1,983	$2,284	$80,600	$362	$10,373	$95,602

December 31, 2011
Costs	$1,983	$3,576	$98,299	$1,927	$19,956	$125,741
Accumulated depreciation	—	(1,414)	(33,795)	(1,445)	—	(36,654)

Balance	$1,983	$2,162	$64,504	$482	$19,956	$89,087

Depreciation expense of $7.5 million, $7.0 million and $9.4 million during the nine months ended September 30, 2012 and 2011 and year ended December 31, 2011, respectively, was recorded as a part of operating expenses. $1.1 million of the depreciation expense for the nine months ended September 30, 2012 relates to accumulated amortization on turnarounds, which was recorded as other non-current assets.

All property, plant and equipment is collateralized by the Parent to secure its long–term debt.

7. Accounts Payable

As at	September 30, 2012	December 31, 2011
Trade payables	$5,875	$2,528
Accrued liabilities	6,796	26,561
Accrued salaries, wages and benefits	1,193	499
Other payables	1,892	1,057

	$15,756	$30,645

8. Financial Instruments

The Company’s financial instruments, which require fair value disclosure, consist primarily of cash, accounts receivable, pension plan assets, accounts payable and due to related parties. The carrying values of cash, accounts receivable, and accounts payable are considered to be representative of their respective fair values, due to the short maturity of these instruments. Pension assets are reported at fair value in these financial statements. The loan from related parties was refinanced in May 2011 at an interest rate of 8.5%, which was the risk adjusted market interest rate based on similar loans. The carrying values of due to related parties is considered to be representative of its fair value as the risk adjusted market interest rate did not significantly change between September 30, 2011, December 31, 2011 and September 30, 2012.

8.1 Fair value measurements for financial instruments

The Company uses a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions. In determining fair value, the Company uses various valuation techniques and prioritizes the use of observable inputs. The availability of observable inputs varies from instrument to instrument and depends on a variety of factors including the type of instrument, whether the instrument is actively traded and other characteristics particular to the instrument.

The Company’s investments associated with the Pension Plan are measured at fair value.

The Company’s investments associated with its Pension Plan primarily consist of (i) cash, (ii) equity investments in mutual funds that are publicly traded and (iii) publicly traded fixed income securities. The mutual funds and fixed income securities are publicly traded and market prices are readily available, thus these investments are categorized as Level 1.

The fair value of the plan assets as at September 30, 2012 and December 31, 2011 was $3.2 million and $1.6 million, respectively.

8.2 Risk exposures

The Company is exposed to market risks related to the volatility of commodity prices, foreign exchange rates and interest rates. The Parent monitors risk management activities of the Company and occasionally uses derivative instruments to manage the Company’s exposure to these risks. The Company is also exposed to credit risk on accounts receivable and to liquidity risk relating to debt to related party and the fulfillment of its financial obligations. The Parent employs risk management strategies and policies to ensure that any exposures to risk are in compliance with the Company’s business objectives and risk tolerance levels. Risk management is ultimately established by the Parent’s Board of Directors and is implemented and monitored by senior management of the Company and the Parent.

Credit risk and Concentration of Sales

Credit risk is the risk that the contracting entity will not fulfill its obligations under a contract when they are due. The Company generally extends unsecured credit to customers and therefore, the collection of accounts receivable may be affected by changes in economic or other conditions. Management believes this risk is mitigated by the size and creditworthiness of the companies to which credit has been extended. The Company has not historically experienced any material credit loss in the collection of accounts receivable.

Accounts receivable are due primarily from Government and large wholesale and retail purchasers. Accounts receivable are subject to normal industry credit risks. The Company periodically assesses the financial strength of its customers and will adjust its marketing plan to mitigate credit risks. This assessment involves a review of external credit ratings and an internal credit review, based on the customer’s past financial performance. The Company considers all amounts due over 90 days as past due. As at September 30, 2012, approximately $0.0 million and as at December 31, 2011, approximately $0.1 million of accounts receivable were past due, primarily from taxation authorities, all of which were considered to be collectible.

The maximum exposure to credit risk relating to accounts receivable at September 30, 2012, December 31, 2011 and September 30, 2011 is the carrying amount.

Revenue from one customer of the Company represents approximately $45.0 million (13%) of the Company’s total revenue in the nine months ended September 30, 2012 (approximately $40.7 million (12%) in the nine months ended September 30, 2011).

Revenue from one customer of the Company represents approximately $53.2 million (12%) of the Company’s total revenue in the year ended December 31, 2011.

Liquidity risk

Liquidity risk is the risk that the Company will not have sufficient funds to repay its debts and fulfill its financial obligations. All of the Company’s debt obligation are due to the Parent. Although the amounts due are payable on demand, the Parent has waived its right to demand the loan until at least August 26, 2013 and the Company does not anticipate any difficulties in meeting its obligations due to substantial support of the Parent.

Market risk and sensitivity analysis

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. The objective of market risk management is to manage and control market price exposures within acceptable limits, while maximizing returns. Market risk is comprised of commodity price risk, interest rate risk and foreign currency risk.

Commodity price risk

The Company is exposed to commodity price risk as a result of potential changes in the market prices of its refined product sales. Derivative contracts, including commodity futures contracts, price swaps and collars are occasionally utilized by the Parent to reduce exposure to price fluctuations associated with a portion of these sales or purchases.

Interest rate risk

Interest rate risk refers to the risk that the future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company’s due to related party loan balance has fixed interest rate obligations and, therefore, is not subject to changes in interest rates.

Currency risk

Currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. The Company is exposed to fluctuations in foreign currency on its financial instruments primarily as a result of that portion of its refined product sales denominated in Canadian dollars.

9. Retirement Benefit Obligation

The Company maintains a defined benefit pension plan and a defined contribution savings plans for its employees.

9.1 Defined benefit pension plan

The Company maintains a non–contributory defined benefit retirement plan (the “Defined Benefit Plan”). The Company’s policy is to make regular contributions in accordance with the funding requirements of the United States Employee Retirement Income Security Act of 1974, as determined by regular actuarial valuations. The Company’s defined benefit obligation is based on the employees’ years of service and compensation, effective from and after, March 31, 2006, the date that Connacher acquired the Company. The information relating to the Defined Benefit Plan is as follows:

The amounts recognized in the balance sheet are as follows:

As at	December 31, 2011
Present value of obligation	$4,256
Fair value of plan assets	(1,594)

Funded status – benefit obligation in excess of plan assets	2,662
Amount recognized in other comprehensive income (loss)
Unrecognized actuarial loss	(1,580)

Liability recognized on balance sheet	$1,082

The amounts recognized in net earnings (loss) are as follows:

Year ended December 31, 2011
Current service cost	$609
Interest on obligation	158
Expected return on plan assets	(106)
Net actuarial loss recognized	8

Total expense included in general and administrative expenses	$669

The amounts recognized in other comprehensive income are as follows:

Year ended December 31, 2011
Net loss	$1,193
Amounts recognized as a component of net periodic costs	(8)

Total recognized in other comprehensive income	$1,185

Total recognized in net periodic costs and other comprehensive income	$1,854

The amounts in accumulated other comprehensive income expected to be recognized as components of net periodic benefit cost over 2012 is $0.1 million.

Changes in present value of the defined benefit obligation are as follows:

Year ended December 31, 2011
Defined benefit obligation, beginning of year	$2,621
Current service cost	609
Interest cost	158
Actuarial loss	1,086
Benefits paid	(218)

Defined benefit obligation, end of year	$4,256

Changes in fair value of plan assets are as follows:

Year ended December 31, 2011
Fair value of plan assets, beginning of year	$1,307
Actual return on plan assets	(1)
Employer contributions	506
Benefits paid	(218)

Fair value of plan assets, end of year	$1,594

Select information for pension plan with an accumulated benefit obligation in excess of plan assets is as follows:

As at	December 31, 2011
Projected benefit obligation	$4,256
Accumulated benefit obligation	$2,926
Fair value of plan assets	$1,594

The Company contributed $1.5 million to the plan in 2012 and expects no further contribution in the remainder of the year.

The Company is responsible for administering the Defined Benefit Plan and has retained the services of an independent and professional investment manager, as fund manager, for the related investment portfolio. Among the factors considered in developing the investment policy are the Defined Benefit Plan’s primary investment goal, rate of return objective, investment risk, investment time horizon, role of asset classes and asset allocation. The expected rate of return on plan assets is based on historical and projected rates of return for each asset class in the plan investment portfolio. The objective of the plan’s asset allocation policy is to manage the funded status of the plan at an appropriate level of risk, giving consideration to the security of the assets and the potential volatility of market returns and the resulting effect on both contribution requirements and pension expense. The long–term return is expected to achieve or exceed the return from a composite benchmark comprised of passive investments in appropriate market indices. The asset allocation structure is subject to diversification requirements and constraints which reduce risk by limiting exposure to individual equity investments, credit rating categories and foreign currency exposures. The composition of the plan assets are as follows:

	Percent	December 31, 2011
Equity securities (percent)	58	925
Fixed income securities (percent)	38	605
Cash and cash equivalents (percent)	4	64

Total	100	1,594

The defined benefit pension plan has a December 31 measurement date. The significant assumptions used to determine the benefit obligation were as follows:

As at	December 31, 2011
Discount rate (percent)	4.9
Future salary increases (percent)	3.0

The significant assumptions used to determine net periodic costs were as follows:

As at	December 31, 2011
Discount rate (percent)	6.3
Expected return on plan assets (percent)	7.3
Future salary increases (percent)	3.0

Estimated future benefits payments under the plan are as follows:

December 31, 2011
2012	$857
2013	123
2014	98
2015	78
2016	135
2017 to 2021	1,900

Total	$3,191

9.2 Defined contribution savings plan

The Company also maintains a defined contribution (US tax code “401(k)”) savings plan that covers all of its employees. The Company’s contributions are based on employees’ compensation and partially match employee contributions. The contribution made during the period was recognized as follows:

	Nine months ended September 30, 2012	Nine months ended September 30, 2011	Year ended December 31, 2011
Operating expenses	$210	$220	$262
General and administrative expense	52	51	67

Total	$262	$271	$329

10. Income Taxes

Income tax provision recognized in net earnings

	Nine months ended September 30, 2012	Nine months ended September 30, 2011	Year ended December 31, 2011
Current income tax provision	$14,066	—	$1,045
Deferred income tax provision	2,106	6,313	9,252

Total income tax provision	$16,172	$6,313	$10,297

The provision for income taxes reflects an effective tax rate which differs from the expected statutory tax rate. These differences are presented below:

	Nine months ended September 30, 2012	Nine months ended September 30, 2011	Year ended December 31, 2011
Earnings before income taxes	$40,420	$16,273	$18,698
Applicable tax rate	39.39%	39.39%	39.39%

Expected income tax expense	(15,921)	(6,410)	(7,365)
Non deductible meals and entertainment and other	—	97	85
Adjustments to prior periods	—	—	(1,584)
Change in valuation allowance	—	—	(845)
Impact of changes in tax rates and other	(251)	—	(588)

Total income tax provision	$(16,172)	$(6,313)	(10,297)

Applicable tax rate is the aggregate of the federal income tax rate of 35% and state tax rate of 4.39%. The effective tax rate for year ended December 31, 2011 was 55% as compared to the federal statutory rate of 35%. The effective tax rate was higher primarily due to the non-deductible meals and entertainment and other permanent differences, as well as the adjustments to prior periods, change in valuation allowance, and changes in tax rates and other in 2011.

The following is the analysis of deferred tax liabilities and assets:

As at	December 31, 2011
Deferred income tax liability
Property, plant and equipment	$22,257
Other non-current assets	850

23,107

Deferred income tax asset
Retirement benefit obligation	(1,048)
Stock based compensation	(845)
Alternative minimum tax credit	(680)
Losses carried forward	(269)

(2,842)
Valuation allowance	845

Net deferred income tax liability	21,110

At December 31, 2011, the Company had the net operating loss carry-forwards of $0.7 million expiring in 2029.

11. Share-Based Compensation

The Parent has a Stock Option Plan for all officers, employees and consultants of the Company, permitting the issue from time to time of options entitling the holders to acquire common shares. Options are granted at the discretion of the Board of Directors of the parent company. The options have a term of five years to maturity and vest annually over a two to three year period.

The following table shows the changes in unvested stock options and the related weighted average fair value:

	Nine months ended September 30, 2012		Year ended December 31, 2011
	Number of Options	Weighted Average Fair value (C$)	Number of Options	Weighted Average Fair value (C$)
Beginning of period	600,279	$0.59	1,230,893	$0.62
Granted	19,225	0.49	198,636	0.44
Exercised	(388,928)	0.62	(714,427)	0.60
Forfeited	(21,402)	0.63	(114,823)	0.60

End of period	209,174	$0.51	600,279	$0.59

Stock-based compensation expense of $0.3 million, $0.6 million and $0.3 million during the nine months ended September 30, 2012 and 2011 and the year ended December 31, 2011, respectively, was recorded as a part of general and administrative expenses. The aggregate fair value at the grant date of the shares that vested during the nine months ended September 30, 2012 was $0.3 million and during the year ended December 31, 2011 was $0.4 million. The unrecognized compensation cost of unvested options was $0.0 million and $0.1 million as at September 30, 2012 and December 31, 2011, respectively. Unrecognized compensation cost for stock options will be recognized over a weighted average period of approximately 1.07 years and 1.01 years, as at September 30, 2012 and December 31, 2011, respectively.

The fair value of stock options granted was estimated on the date of grant using the Black–Scholes option pricing model using the following weighted average assumptions.

	Nine months ended September 30, 2012	Year ended December 31, 2011
Risk free interest rate (percent)	1.4	1.7
Expected option life (year)	3.0	3.0
Expected volatility (percent)	75	55
Dividend yield (percent)	–	–
Forfeiture rate (percent)	8.5	6.6

12. Related Party Transactions

As at		September 30, 2012	December 31, 2011
Loan account (unsecured)	12.1	$—	$61,250
Inter-company account	12.2	—	16,484

		$—	$77,734

12.1 Loan account

The balance outstanding at December 31, 2011 under loan account was due to GDHC, a fully owned subsidiary of the Parent. The Company has a credit facility agreement with GDHC under which it receives funding from time to time to finance its operating and capital activities. The loan has no fixed repayment date, is payable on demand and bears interest at the rate of 8.5 percent per annum, which is the market interest rate based on similar loans. The Parent had waived its right to demand the loan until at least August 26, 2013.

12.2 Inter-company account

The balance outstanding under the inter-company account is due to the Parent. The balance under this account is a result of sale of crude oil by the Company to the Parent and reimbursement of payments of certain expenses incurred by the Parent on the Company’s behalf. The inter-company account was non-interest bearing, had no fixed repayment date and is payable on demand. The Company sold refined products of $12.7 million, based on current market prices to external customers, in the nine months ended September 30, 2012 (nine months ended September 30, 2011 - $12.2 million) and $15.9 million in the year ended December 31, 2011 to the Parent.

During the period ended September 30, 2012, $84.9 million outstanding under the loan account and inter-company account was settled through the issuance of 73 shares of common stock.

13. Contingencies and Commitments

Operating Leases

Operating leases relate to the lease of rail cars with terms ranging from 1 to 3 years. Certain of the leases entitle the Company to renew the lease at the end of its lease term at then current market rates. The Company does not have any material purchase options within its operating lease arrangements.

Payments recognized as expense

	Nine months ended September 30, 2012	Nine months ended September 30, 2011	Year ended December 31, 2011
Minimum lease payments expensed – operating and transportation	$211	$220	$390
Minimum lease payments expensed – general and administrative	52	51	35

Total expense charged	263	271	425

Non–cancellable operating lease commitments

As at	September 30, 2012	December 31, 2011
No later than 1 year	$58	$230
Later than 1 year but no later than 5 years	—	—
Later than 5 years	—	—

Total minimum lease payments under operating leases	$58	$230

Contingencies

From time to time, the Company is a party to certain claims and litigation incidental to its business, including claims made by various taxation and regulatory authorities, the Internal Revenue Service, various state and local departments of revenue and the federal Occupational Safety and Health Administration, as the result of audits or reviews of the Company’s business. In addition, the Company has property, business interruption, general liability and various other insurance policies that may result in certain losses or expenditures being reimbursed to the Company.

The Company has an ongoing dispute with the Internal Revenue Service regarding excise tax on the transfer and dying of clear diesel from our Great Falls, Montana refinery to the Holly Energy Partners Spokane, Washington Terminal that took place from January 2008 through December 2009. The Company was of the opinion that since it was only a transfer to another state for processing and not sold, the Company was not liable to pay excise tax on it. However, the IRS has rejected this position and has instructed the Company to pay excise tax of $1.2 million (plus interest and penalties) on these transfers. In August 2012, the Company paid this amount to avoid interest and penalties if the Company is not successful. No provision has been recorded in these financial statements as management believes that it is more likely than not that the Company will be successful in defending its position through applying in the court.

Environmental

The Company operates crude oil hydrocarbon refining operations, which are subject to stringent and complex federal, state, regional and local laws and regulations governing worker health and safety, the discharge of materials into the environment and environmental protection. These laws and regulations can impose obligations that are applicable to the Company’s operations, such as requiring the acquisition of permits to conduct regulated activities, restricting the manner in which the Company may release materials into the environment, requiring remedial activities or capital expenditures to mitigate pollution from former or current operations, requiring the application of specific health and safety criteria addressing worker protection and imposing substantial liabilities for pollution resulting from its operations. Certain of these laws impose joint and several, strict liability for costs required to remediate and restore sites where petroleum hydrocarbons, wastes or other materials have been released or disposed.

Based on the information available to date, the Company is not aware of any material non-compliance of any such environmental regulations and as such has no accrued environmental obligations in its financial statements.

14. Subsequent Event

The Company has evaluated subsequent events occurring through November 14, 2012, the date that the combined financial statements were issued.

In August 2012, the Parent entered into an agreement to sell its 100% equity interest in the Company to Calumet Specialty Products Partners, L.P., a leading refiner and processor of specialty hydrocarbon products in the United States for total proceeds of $200.0 million. The total proceeds consist of a purchase price for the refinery $120.0 million plus working capital, including inventory at market value at the time of closing. Closing of this transaction occurred on October 1, 2012.